Exhibit 3.30.1

CERTIFICATE OF FORMATION

of

IME RESOURCES, LLC

This Certificate of Formation is being duly executed and filed by the undersigned authorized person to form a limited liability company under the Delaware Limited Liability Company Act (the “Act”).  It is hereby certified as follows:

FIRST:  The name of the limited liability company (the “Company”) is: IME Resources, LLC.

SECOND:  The address of the registered office of the Company in the State of Delaware is:  2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.  The name of the Registered Agent at such address is Corporation Service Company.

THIRD:  The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act.

FOURTH:  In furtherance and not in limitation of the powers conferred by the Act, the Company shall be governed by a limited liability company agreement.

FIFTH:  The Company shall to the fullest extent permitted by the provisions of Section 18-108 of the Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said Section 18-108 from and against any and all matters, and the indemnification provided for herein shall not be deemed exclusive of any other right to which any person may be entitled under the Company’s limited liability company agreement, or otherwise.

IN WITNESS WHEREOF, the undersigned authorized person has executed this Certificate of Formation as of November 17, 2011.

By:	/s/ Clare Arguedas

Clare Arguedas, VP and General Counsel of ExamWorks, Inc., the sole member of Company

Authorized Person